Exhibit 23.3

CONSENT OF INDEPENDENT AUDITOR

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Chevron Corporation of our report dated February 20, 2020 relating to the financial statements of Tengizchevroil LLP, which appears in Chevron Corporation’s Annual Report on Form 10-K for the year ended December 31, 2019.

/s/ PricewaterhouseCoopers LLP

Almaty, Kazakhstan

October 5, 2020